EXHIBIT 99

News Release


CONTACT:             Al Lara
Office:             (860) 665-5527
Media after hours:  (800) 286-2000



        Federal court grants NU partial summary judgment in merger breakup with Consolidated Edison


     BERLIN, Connecticut, March 15, 2003 - Northeast Utilities
(NU) announced today that the federal district court in Manhattan has denied, in its entirety, Consolidated Edison's motion for summary judgment dismissing NU's lawsuit seeking to recover damages for Con Ed's repudiation of the parties' October 1999 merger agreement. At the same time, the court also granted NU's motion for summary judgment dismissing Con Ed's claims for fraud and negligent misrepresentation.

     An NU spokesperson stated, "We are gratified that the court has left intact our claim to recover the $1.2 billion merger premium (plus interest) for the benefit of our shareholders as well as dismissing Con Ed's claims of fraud and negligent misrepresentation. We are looking forward to the opportunity to prove our case at trial."

Northeast Utilities (NYSE: NU) is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides energy for a changing world with a full range of products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

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